Exhibit 99.(d)(viii)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

RETURN OF PURCHASE PAYMENTS DEATH BENEFIT RIDER

Pacific Life Insurance Company, a stock life insurance company, (hereinafter referred to as “we”, “us”, “our” and the “Company”) has issued this Rider as a part of the Contract to which it is attached. This Rider is in effect on the Rider Effective Date shown in this Rider’s Specifications and stays In Force unless it terminates as described in the Rider Termination section below.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail. All other terms and conditions of your Contract remain unchanged by this Rider.

This Rider provides a Return of Purchase Payments Death Benefit to your annuity Contract.

RIDER PROVISIONS

Defined terms and certain Rider provisions are capitalized to provide emphasis.

Annual Charge – The Annual Charge is a rider charge for expenses related to this Rider and is deducted proportionally from all Interest Crediting Options, in arrears, on each Contract Anniversary that this Rider remains in effect. When deducted, the Annual Charge will reduce the Investment Base and Fixed Account Option Value as described in the Contract. To determine the Annual Charge, the Annual Charge Percentage shown in this Rider’s Specifications is multiplied by the Contract Value on the Contract Anniversary that the Annual Charge is deducted.

If this Rider terminates on a Contract Anniversary, the entire charge for the prior Contract Year will be deducted from the Contract Value on that Contract Anniversary.

If this Rider terminates due to a Full Withdrawal prior to a Contract Anniversary, we will prorate the Annual Charge. The prorated amount will be based on the Contract Value as of the day this Rider terminates and will be deducted from the Contract Value on the day the Contract terminates.

If this Rider terminates when a Death Benefit becomes payable under the Contract, we will prorate the Annual Charge to the date of death. Any portion of the Annual Charge that is deducted between the date of death and the Notice Date will be added to the Contract Value on the Notice Date.

We will not prorate the Annual Charge upon full annuitization of the Contract.

The Annual Charge will terminate when the Rider terminates.

DEATH BENEFIT AMOUNT

The following provision replaces the Death Benefit Amount provision in your Contract. The annual Report to Owner(s) provides the current Death Benefit Amount.

Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:

1.	The Contract Value as of the Notice Date; or

2.	Total Adjusted Purchase Payments as of the Notice Date.

ICC26 20-1919	[1]

DEATH BENEFIT AMOUNT (continued)

A change of Owner may only be elected if on the Ownership Change Date, the Age of any new Owner is younger than or equal to the Maximum Issue Age shown in this Rider’s Specifications.

•	If Ownership is changed to a person other than the Owner’s Spouse, to a trust or non-natural entity where the Owner and Annuitant are not the same person prior to the change; or if an Owner who is not a Spouse of the existing Owner is added, the Total Adjusted Purchase Payments on the Ownership Change Date will be reset to equal the lesser of:

1.	The Contract Value as of the Ownership Change Date; or

2.	The Total Adjusted Purchase Payments on the Ownership Change Date.

•	After the Ownership Change Date, the Total Adjusted Purchase Payments will be:

1.	Increased by any Purchase Payments made; and

2.	Reduced by any Pro-Rata Reduction for Withdrawals (excluding Advisory Fee Withdrawals) made after the Ownership Change Date.

TERMINATION OF RIDER

Rider Termination - This Rider will remain in effect until the earliest of the following events:

•	Taking a Full Withdrawal under the Contract;
•	The date death benefit proceeds become payable, unless the Spouse of the deceased Owner continues the Contract in accordance with the Death of Owner Distribution Rules provision;
•	Termination of the Contract in accordance with its provisions;
•	The Annuity Date; or
•	The date that the Contract Value is reduced to zero due to a Withdrawal or charge under any living benefit rider attached to the Contract.

All other terms and conditions of your Contract remain unchanged.

PACIFIC LIFE INSURANCE COMPANY

ICC26 20-1919	[2]